                                                                  Exhibit (g)(7)

                                 State Street
                            Custodian Fee Schedule

                            Wayne Hummer Money Fund
                           Wayne Hummer Growth Fund
                           Wayne Hummer Income Fund
                        Wayne Hummer CorePortfolio Fund



I.   DOMESTIC CUSTODY
     ----------------

     A. Custody Service - Maintain custody of fund assets. Settle portfolio purchases and sales, report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Monitor corporate actions. Report portfolio positions.

          The fees shown below are annual charges, billed and payable monthly, based on average monthly net assets.


                            ANNUAL FEES PER COMPLEX
                            -----------------------


                      Fund Net Assets
                      ---------------
                      First $50 Million        1/30 of 1%
                      Excess                   1/100 of 1%


II.  PORTFOLIO TRANSACTIONS
     ----------------------

     State Street Bank Repos                                 $ 7.00

     DTC/Fed Book or Boston Book Entry                       $12.00

     New York Physical Settlements                           $25.00

     Maturity Collections                                    $ 8.00

     PTC Purchase, Sale, Deposit or Withdrawal               $20.00

     Per Paydown                                             $10.00

     All Other Trades                                        $25.00


III. FUTURES AND OPTIONS
     -------------------

     Options charge for each option written or closing contact,
     per issue, per broker                                                $25.00
     Option expiration or exercised charge, per issue, per broker         $15.00
     Futures transactions -- no security movement                         $ 8.00

IV.  HOLDINGS CHARGE
     ---------------

     For each issues maintained -- monthly charge                         $ 5.00

V.   STATE STREET BANK REPURCHASE AGREEMENT CREDIT
     ---------------------------------------------

     A credit to the monthly invoice will be given for investment in State
     Street Bank repurchase agreements as follows:

     Average daily investment by Complex (up to $4 million only) x 25 basis points/12 = credit for the month.

VI.  SPECIAL SERVICES
     ----------------

     Fees for activities of a non-recruiting nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation.

VII. OUT OF POCKET EXPENSES
     ----------------------

     A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

          Telephone
          Wire Charges ($5.25 per wire in and $5.00 out)
          Postage and Insurance
          Courier Service
          Duplicating
          Legal Fees
          Supplies Related to Fund Records
          Rush Transfer -- $8.00 Each
          PTC Deposit/Withdrawal For Same Day Turnaround ($50.00 each)
          Price Waterhouse Audit Letter
          Federal Reserve for Return Check Item over $2,500 - $4.25
          GNMA Transfer -- $15.00 Each

Wayne Hummer Money Fund
Wayne Hummer Growth Fund
Wayne Hummer Income Fund
Wayne Hummer CorePortfolio Fund                        State Street

Name: /s/ Jean M. Maurice                   Name: /s/ Charles R. Whittemore, Jr.
     -------------------------------             -------------------------------

Title: Treasurer                            Title: Vice President
      ------------------------------              ------------------------------

Date:  June 23, 1999                        Date:  June 16, 1999
     -------------------------------             -------------------------------